Exhibit 10.4
SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into this 21st day of May, 2015, by and between SARA E. EPSTEIN (“Executive”) and BLUELINX CORPORATION, a Georgia corporation (“Company”), on its own behalf and on behalf of its parents, subsidiaries and affiliates, and their respective predecessors, successors, assigns, representatives, officers, directors, agents and employees. The term “Company,” when used in this Agreement, includes its parents, subsidiaries or affiliates (including specifically BlueLinx Holdings Inc.) and their respective predecessors, successors, assigns, representatives, past or present officers, directors, agents or employees. Executive and Company are sometimes hereinafter referred to together as the “Parties” and individually as a “Party.”
BACKGROUND:

A.    Executive is employed as the Vice President, General Counsel and Corporate Secretary pursuant to an employment agreement between Executive and Company dated May 15, 2013 (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Employment Agreement.

B.    Executive and Company now mutually desire to end Executive’s employment and terminate the Employment Agreement effective as of June 5, 2015 (the “Termination Date”).

C.    Company and Executive wish to avoid any disputes which could arise under the Employment Agreement and have therefore compromised any claims or rights they have or may have under the Employment Agreement by agreeing to the terms of this Agreement.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Termination of Employment. The Parties agree that (a) the Employment Agreement is hereby terminated as of the Termination Date, (b) Executive waives the right to a Notice of Termination as set forth in Section 5(c) of the Employment Agreement, and (c) Executive’s employment with Company, and all other positions and offices with Company held by Executive on the Termination Date, shall be deemed to have ended effective as of the Termination Date, and all benefits, privileges and authorities related to Executive’s employment and services with Company ceased as of the Termination Date, except as otherwise specifically set forth in this Agreement.

2.    Interpretation of Agreement. The Parties agree that their entry into this Agreement is not and shall not be construed to be an admission of liability or wrongdoing on the part of either Party.
3.    Future Cooperation. Executive agrees that, notwithstanding the termination of Executive’s employment on the Termination Date, Executive upon reasonable notice will make herself reasonably available to Company for the purposes of: (a) providing information regarding the projects and files on which Executive worked for the purpose of transitioning such projects; and (b) providing information regarding any other matter, file, project, customer and/or client with whom Executive was involved while employed by, or providing services to, Company.
4.    Consideration.
(a)    In consideration of Executive’s termination of employment, and the termination of the Employment Agreement, to fully release Company from any and all Claims as described below, and to perform the other duties and obligations of Executive contained herein, Company will, subject to ordinary and lawful deductions and Sections 4(b) and (c) below:

(i)    Payment to Executive of Three Hundred Thirty-Six Thousand Dollars ($336,000) (the “Severance Amount”). The Severance Amount shall be payable in accordance with the Company’s normal payroll procedures commencing on the first regularly scheduled payday following the earlier to occur of the first business day of the seventh month after the Termination Date or Executive’s death;
(ii)    Vest in full, effective as of the date upon which the revocation period for the Release described in Section 4(b) below expires without Executive having elected to revoke the Release, all of Executive’s outstanding unvested time-vested restricted stock grants;
(iii)    All of Executive’s unvested performance shares or performance-vested restricted stock grants shall be forfeited on the Termination Date;
(iv)    Provided that Executive timely elects COBRA continuation coverage for Executive and her eligible dependents effective as of July 1, 2015, Company will subsidize the cost of COBRA continuation coverage, and Executive will be responsible only for paying the portion of the premium paid by active employees for such coverage for the 1 year duration of COBRA continuation coverage (i.e., through June 30, 2016).
Executive acknowledges that she will be required to pay her share of the premiums under this Section 4(a)(iv) with after-tax income. Further, Executive acknowledges that (A) any reimbursements received by Executive subsequent to the COBRA continuation coverage period may be taxable to Executive for federal and state tax purposes, and (B) the Company reserves the right to cease any subsidy or reimbursement under this Section 4(a)(iv) in the event that IRS rules prohibit such subsidy or reimbursement or payment of the subsidy or reimbursement would result in the imposition of an excise tax on the Company.

Notwithstanding anything to the contrary herein, in the event Executive becomes eligible for coverage under any employer-sponsored health plan during the continuation period described above, all payments and subsidies under this Section 4(a)(iv) will cease.
(b)    Notwithstanding anything else contained herein to the contrary, no payments shall be made or benefits delivered under this Agreement (other than payments required to be made by Company pursuant to Section 5 below) unless, within thirty (30) days after the Termination Date: (i) Executive has signed and delivered to Company a Release in the form attached hereto as Exhibit A (the “Release”), which has been signed by Executive no earlier than June 5, 2015; and (ii) the applicable revocation period under the Release has expired without Executive having elected to revoke the Release. Executive agrees and acknowledges that she would not be entitled to the consideration described herein absent execution of the Release and expiration of the applicable revocation period without Executive having revoked the Release. Any payments to be made, or benefits to be delivered, under this Agreement (other than the payments required to be made by Company pursuant to Section 5 below and the vesting of outstanding unvested restricted stock grants as set forth in Section 4(a)(ii) above) within the thirty (30) days after the Termination Date shall be accumulated and paid in a lump sum, or as to benefits continued at Executive’s expense subject to reimbursement, which reimbursement shall be made, on the first bi-weekly pay period occurring more than thirty (30) days after the Termination Date, provided Executive delivers the signed Release to Company and the revocation period thereunder expires without Executive having elected to revoke the Release.

(c)    As a further condition to receipt of the payments and benefits in Section 4(a) above, Executive also waives any and all rights to any other amounts payable to her upon the termination of her employment relationship with Company, other than those specifically set forth in this Agreement, including without limitation any severance, notice rights, payments, benefits and other amounts to which Executive may be entitled under the laws of any jurisdiction and/or her Employment Agreement, and Executive agrees not to pursue or claim any of the payments, benefits or rights set forth therein.

(d)    If Company is required to prepare an accounting restatement due to material noncompliance by Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, to the extent required by law, Executive will reimburse Company for (i) any bonus or other incentive-based or equity-based compensation received by Executive from Company (including such compensation payable in accordance with this Section 4 and Section 5) during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying that financial reporting requirement; and (ii) any profits realized by Executive from the sale of Company securities during that 12-month period.

5.    Other Benefits.
Nothing in this Agreement or the Release shall:

(a)    alter or reduce any vested, accrued benefits (if any) Executive may be entitled to receive under any 401(k) plan established by Company;

(b)    affect Executive’s right (if any) to elect and (subject to Section 4(a)(iv) above) pay for continuation of Executive’s health insurance coverage pursuant to COBRA; or

(c)    affect Executive’s right (if any) to receive (i) any base salary that accrues through the Termination Date and is unpaid as of the Termination Date, (ii) any accrued bonus for the prior fiscal year that is earned and unpaid, (iii) any reimbursable expenses that Executive incurs before the Termination Date but are unpaid as of the Termination Date (subject to Company’s expense reimbursement policy), and (iv) any unused paid time off days to which Executive will be entitled to payment, all of which shall be paid as soon as administratively practicable (and in any event within thirty (30) days) after the Termination Date.

6.    Competitive Activity; Confidentiality; Non-Solicitation.
(a)    Confidential Information and Trade Secrets.
(i)    Executive shall hold in a fiduciary capacity for the benefit of Company all Confidential Information and Trade Secrets. For a period of two (2) years following the Termination Date, Executive shall not, without the prior written consent of Company or as may otherwise be required by law or legal process, communicate or divulge Confidential Information; provided, however, that if the Confidential Information is deemed a trade secret under Georgia law, then the period for nondisclosure shall continue for the applicable period under Georgia Trade Secret laws in effect at the time of Executive’s termination. In addition, for the applicable period under Georgia Trade Secret laws in effect at the time of Executive’s termination, Executive will not, directly or indirectly, transmit or disclose any Trade Secrets to any person or entity, and will not, directly or indirectly, make use of any Trade Secrets, for herself or any other person or entity, without the express written consent of Company. This provision will apply for so long as a particular Trade Secret retains its status as a trade secret under applicable law. The protection afforded to Trade Secrets and/or Confidential Information by this Agreement is not intended by the parties hereto to limit, and is intended to be in addition to, any protection provided to any such information under any applicable federal, state or local law.
(ii)    All files, records, documents, drawings, specifications, data, computer programs, customer or vendor lists, specific customer or vendor information, marketing techniques, business strategies, contract terms, pricing terms, discounts and management compensation of Company or any of its subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of Company or any of its subsidiaries and affiliates, and the Executive shall not remove any such items from the premises of Company, or any of its subsidiaries and affiliates.
(iii)    At Company’s request and expense, Executive will reasonably assist Company or any of its subsidiaries and affiliates in connection with any controversy or legal proceeding relating to an Executive Invention and in obtaining domestic and foreign patent or other protection covering an Executive Invention. As a matter of record, Executive hereby states that there are no unpatented inventions in which Executive owns all or partial interest. Executive agrees not to assert any right against Company with respect to any invention which is not patented.
(iv)    Within seven (7) calendar days following the Termination Date, Executive will deliver to Company or any of its subsidiaries and affiliates all copies and embodiments, in whatever form, of all Confidential Information in Executive’s possession or within her control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by Company, Executive will provide Company with written confirmation that all such materials have been delivered to Company as provided herein.
(b)    Non-Solicitation. For a period of one (1) year following the Termination Date, Executive shall not, directly or indirectly, on Executive’s behalf or as a representative for another person, solicit or induce or attempt to solicit or induce, (a) any party who is a customer of Company or any of its subsidiaries and affiliates and with which Executive had contact while employed with Company, for the purpose of marketing, selling or providing to any such party any services or products offered by Company or any of its subsidiaries and affiliates to such customer other than general solicitations to the public and not directed specifically at a customer of Company, (b) any party who is a vendor of Company or any of its subsidiaries and affiliates to sell similar products and with which Executive had contact while employed with Company, or (c) any employee of Company or any of its subsidiaries and affiliates to terminate such employee’s employment relationship with Company and any of its subsidiaries and affiliates or to enter into a similar relationship with Executive on behalf or as a representative for another person, or any other person or any entity in competition with Company or any of its subsidiaries and affiliates (other than with respect to general employment solicitations to the public and not directed specifically at employees of Company and any of its subsidiaries and affiliates).
(c)    Remedies; Specific Performance. The parties acknowledge and agree that Executive’s breach or threatened breach of any of the restrictions set forth in this Section 6 will result in irreparable and continuing damage to Company and its subsidiaries and affiliates for which there may be no adequate remedy at law and that Company shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Executive hereby consents to the grant of an injunction (temporary or otherwise) against Executive or the entry of any other court order against Executive prohibiting and enjoining her from violating, or directing her to comply with any provision of this Section 6.

Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to Company against her for such breaches or threatened or attempted breaches. In addition, without limiting the remedies of Company for any breach of any restriction on Executive set forth in this Section 6, except as required by law, Executive shall not be entitled to any payments set forth in Section 4 hereof if Executive breaches the covenant applicable to Executive contained in this Section 6 and Company and its subsidiaries and affiliates will have no obligation to pay any of the amounts that remain payable by Company under Section 4.
(e)    Communication of Contents of Agreement. For one (1) year following the Termination Date, Executive will communicate her obligations under this Section 6 to any person, firm, association, partnership, corporation or other entity which Executive intends to be employed by, associated with, or represent.
(f)    The existence of any claim, demand, action or cause of action of Executive against Company, whether predicated upon this Agreement or otherwise, is not to constitute a defense to Company’s enforcement of any of the covenants or agreements contained in Section 6. Company’s rights under this Agreement are in addition to, and not in lieu of, all other rights Company may have at law or in equity to protect its confidential information, trade secrets and other proprietary interests.
(g)    Extension. If a court of competent jurisdiction finally determines that Executive has violated any of Executive’s obligations under this Section 6, then the period applicable to those obligations is to automatically be extended by a period of time equal in length to the period during which those violations occurred.
7.    Return of all Property and Information of Company. Executive agrees to return all property of Company and its subsidiaries within seven (7) days following the Termination Date. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by Company or any subsidiary thereof to Executive or which Executive has developed or collected in the scope of Executive’s employment related to Company and its subsidiaries or affiliates as well as all Company or subsidiary-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by Company, Executive shall certify in writing that Executive has complied with this provision, and has deleted all information of Company and its subsidiaries from any computers or other electronic storage devices owned by Executive. Executive may only retain information relating to Executive’s benefit plans and compensation to the extent needed to prepare Executive’s tax returns.

8.    No Harassing or Disparaging Conduct.
(a)    Executive further agrees and promises that Executive will not engage in, or induce other persons or entities to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about Company or its subsidiaries or affiliates, the activities of Company or its subsidiaries or affiliates, or the Releasees at any time in the future. Notwithstanding the foregoing, this Section 8(a) may not be used to penalize Executive for providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or government agency of competent jurisdiction.
(b)    Company agrees to instruct the executive officers of Company not to engage in, or induce other persons or entities to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about Executive at any time in the future.  Notwithstanding the foregoing, Company will not be liable for any unauthorized statements made by any other employee of Company, and nothing in this Section 8(b) may be used to penalize Company for any officer or employee providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or governmental agency of competent jurisdiction.
9.    References. Following the Termination Date, Executive agrees to direct any third party seeking an employment reference to the Chief Human Resources Officer of Company.  Company agrees that, in response to reference requests directed to the Chief Human Resources Officer, it also will provide information regarding dates of employment and job title, and will confirm starting and ending salary.  Company will not be responsible with respect to any references which are directed to anyone other than the Chief Human Resources Officer.
10.    Construction of Agreement and Venue for Disputes. This Agreement shall be deemed to have been jointly drafted by the Parties and shall not be construed against either Party. This Agreement shall be governed by the law of the State of Georgia, and the Parties agree that any actions arising out of or relating to this Agreement or Executive’s employment with Company must be brought exclusively in either the United States District Court for the Northern District of Georgia, or the State or Superior Courts of Cobb County, Georgia. Notwithstanding the pendency of any proceeding, either Party shall be entitled to injunctive relief in a state or federal court located in Cobb County, Georgia upon a showing of irreparable injury. The Parties consent to personal jurisdiction and venue solely within these forums and solely in Cobb County, Georgia and waive all otherwise possible objections thereto. The prevailing Party shall be entitled to recover its costs and attorneys fees from the non-prevailing Party in any such proceeding no later than 90 days following the settlement or final resolution of any such proceeding. The existence of any claim or cause of action by Executive against Company or Company's subsidiaries or affiliates, including any dispute relating to the termination of Executive's employment or under this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.
11.    Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.
12.    No Reliance Upon Other Statements. This Agreement is entered into without reliance upon any statement or representation of any Party hereto or any Party hereby released other than the statements and representations contained in writing in this Agreement (including all Exhibits hereto).

13.    Entire Agreement. This Agreement, including all Exhibits hereto (which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the Parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either Party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both Parties hereto. No waiver by either Party hereto of any term or provision of this Agreement or of any default hereunder shall affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. Notwithstanding the foregoing, the Employment Agreement will remain in effect until the Termination Date to the extent the terms of the Employment Agreement are not inconsistent with the terms of this Agreement and, in which case, the terms of this Agreement will control.
14.    Further Assurance. Upon the reasonable request of the other Party, each Party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.
15.    No Assignment. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.
16.    Binding Effect. This Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, representatives, successors and permitted assigns.
17.    Indemnification. Company understands and agrees that any indemnification obligations under its governing documents or the indemnification agreement between Company and Executive with respect to Executive’s service as an officer of Company remain in effect and survive the termination of Executive’s employment under this Agreement as set forth in such governing documents or indemnification agreement.
18.    Nonqualified Deferred Compensation.
(a)    It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.
(b)    Neither Company nor Executive shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder).
(c)    Because Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, any payments to be made or benefits to be delivered in connection with Executive’s “Separation from Service” (as determined for purposes of Section 409A of the Code)

that constitute deferred compensation subject to Section 409A of the Code shall not be made until the earlier of (i) Executive’s death or (ii) six months after Executive’s Separation from Service (the “409A Deferral Period”) as required by Section 409A of the Code. Payments otherwise due to be made in installments or periodically during the 409A Deferral Period (“Delayed Payments”) shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled. Any such benefits subject to the rule may be provided under the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. Any Delayed Payments shall bear interest at the United States 5-year Treasury Rate plus 2%, which accumulated interest shall be paid to Executive as soon as the 409A Deferral Period ends.
(d)    For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.
(e)    Notwithstanding any other provision of this Agreement, neither Company nor its subsidiaries or affiliates shall be liable to Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.
19.    Counterparts. This Release may be executed in any number of counterparts and by the parties hereto in separate counterparts, with the same effect as if the parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument, with original signature, photocopy signature, fax signature, or electronic signature permitted and accepted.
[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute, this Agreement as of the day and year first above written.

“Executive”

/s/ Sara E. Epstein

“Company”

BLUELINX CORPORATION

By:    /s/ Mitchell B. Lewis

Title: President and Chief Executive Officer

EXHIBIT A

RELEASE

In consideration for the undertakings and promises set forth in that certain Separation Agreement, dated as of ________ __, 2015 (the “Agreement”), between SARA E. EPSTEIN (“Executive”) and BLUELINX CORPORATION (“Company”), the terms of which are incorporated herein by reference, Executive (on behalf of herself and her heirs, assigns and successors in interest) unconditionally releases, discharges, and holds harmless Company and its current and former subsidiaries and affiliates and their respective current and former officers, directors, employees, agents, insurers, assigns and successors in interest (collectively, “Releasees”) from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively “Released Claims”), that Executive had, has, or might claim to have against Releasees based upon facts occurring up to the time Executive executes this Release, whether presently known or unknown to Executive, including, without limitation, any and all claims listed below, other than any such claims Executive has or might have under the Agreement:

(a)    arising from or in connection with Executive’s employment, pay, bonuses, vacation or any other Executive benefits, and other terms and conditions of employment or employment practices of Company;

(b)    arising out of or relating to the termination of Executive’s employment with Company or the surrounding circumstances thereof;

(c)    based on discrimination and/or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, 42 USC § 1981, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, C.O.B.R.A. (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination law under state, federal or local law;

(d)    based on any contract, tort, whistleblower, personal injury wrongful discharge theory or other common law theory; or

(e)    arising under the Employment Agreement as defined in the Agreement or any other written or oral agreements between Executive and Company or any of Company’s subsidiaries (other than the Agreement).

Except as otherwise set forth herein, Executive covenants not to sue or initiate any claims in any forum against any of the Releasees on account of or in relation to any Released Claim, or to incite, assist or encourage other persons or entities to bring claims of any nature whatsoever against

Company or Releasees. Executive further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative proceedings which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local.

Notwithstanding anything herein to the contrary, Company and Executive acknowledge and agree that the above release does not waive any rights or claims that may arise based on facts or events occurring after the date of Executive’s execution of this Agreement, nor does it serve to waive any rights or claims that are precluded from being waived by applicable law. Company and Executive further acknowledge and agree that nothing herein shall prevent Executive from filing a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other administrative agency if applicable law requires that Executive be permitted to do so; however, Executive understands and agrees that Executive is waiving the right to any monetary recovery in connection with any such complaint or charge that she may file with an administrative agency.

In addition, Executive agrees not to file a lawsuit asserting any claims that are waived in this Release. If Executive files such a lawsuit, Executive shall pay all costs incurred by Releasees (or any of them), including reasonable attorney’s fees, in defending against Executive’s claim, and, as a precondition to filing any such lawsuit, shall return all but $500.00 of the severance benefits or payments Executive has received. The preceding two sentences of this paragraph do not apply if Executive files a charge or lawsuit under the Age Discrimination in Employment Act (“ADEA”) challenging the validity of this Release. However, in the event any such ADEA lawsuit is unsuccessful, a court may order Executive to pay attorney’s fees and/or costs incurred by Releasees (or any of them) where authorized by law. In the event any such ADEA lawsuit is successful, the severance benefits or payments you received for signing this Release shall serve as restitution, recoupment, or setoff to any monetary award received by Executive.

Executive hereby acknowledges that Executive has no interest in reinstatement, reemployment or employment with Company or any Releasee, and Executive forever waives any interest in or claim of right to any future employment by Company or any Releasee. Executive further covenants not apply for future employment with Company or any Releasee, or to otherwise seek or encourage reinstatement.

By signing this Release, Executive certifies that:

(a)    Executive acknowledges and agrees that her waiver of rights under this Release is knowing and voluntary and complies in full with all criteria set forth in the regulations promulgated under the Older Workers Benefit Protection Act for release or waiver of claims under the Age Discrimination in Employment Act and further complies in full with the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and any and all other applicable federal, state and local laws, regulations, and orders

(b)    Executive has carefully read and fully understands the provisions of this Release;

(c)    That the payment referred to in this Release and the Agreement exceeds that to which Executive would otherwise have been entitled, and that the actual payment is in exchange for her release of the claims referenced in this Release;

(b)    Executive was advised by Company in writing, via this Release, to consult with an attorney before signing this Release and that she has consulted with her attorneys prior to executing this Release to the extent she chose to do so

(c)    Executive understands that any discussions she may have had with counsel for Company regarding her employment or this Release does not constitute legal advice to her and that she has had the opportunity to retain her own independent counsel to render such advice;

(d)    Executive understands that this Release and the Agreement FOREVER RELEASE Company and all other Releasees to the extent set forth above, except that Executive is not releasing or waiving any claim under the Age Discrimination in Employment Act that may arise after Executive’s execution of this Release and the Agreement;

(e)    In signing this Release and the Agreement, Executive DOES NOT RELY ON AND HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS RELEASE OR IN THE AGREEMENT by Company or any other Releasee, or by any of their agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise, and Executive agrees that this Release will be interpreted and enforced in accordance with Georgia law;

(f)    Company hereby allows Executive no less than twenty-one (21) days from Company’s final offer to consider this Release and the Agreement, and she has had sufficient time to consider her decision to enter into this Release and the Agreement. In the event Executive executes this Release and the Agreement prior to the expiration of the aforesaid 21-day period, she acknowledges that her execution of this Release and the Agreement before the expiration of the 21-day period was knowing and voluntary and was not induced in any way by Company or any other person; and

(g)    Executive agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.

Executive may revoke this Release within seven (7) calendar days after signing it. To be effective, such revocation must be received in writing by the General Counsel of Company at the offices of Company at 4300 Wildwood Parkway, Atlanta, Georgia 30339. Revocation can be made by hand delivery or facsimile before the expiration of this seven (7) day period.

Counterparts. This Release may be executed in any number of counterparts and by the parties hereto in separate counterparts, with the same effect as if the parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument, with original signature, photocopy signature, fax signature, or electronic signature permitted and accepted.
IN WITNESS WHEREOF, the undersigned has executed this Release as of the date set forth below.

“Executive”

______________________

Dated: ________, 2015